Exhibit 99.1

AMTECH SYSTEMS ELECTS TWO NEW BOARD MEMBERS

TEMPE, Arizona – February 23, 2007 – Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production and automation systems and related supplies for the manufacture of semiconductors, solar cells and wafers, announced today that Michael Garnreiter and Brian Hoekstra were elected to the Company’s board of directors.  Their elections took effect on February 19th and bring to five the number of members on Amtech’s board.

Michael Garnreiter is a CPA and was a senior audit partner of Arthur Andersen LLP where he served for nearly 28 years before retiring.  Mr. Garnreiter brings extensive business experience in various industries, with practical and technical expertise in mergers and acquisitions, financial reporting, internal controls, corporate governance, and Sarbanes-Oxley implementation and evaluation.  He is currently a managing member of Rising Sun Restaurant Group LLC and was previously CFO of Main Street Restaurant Group, a publicly traded restaurant operating company.

Brian L. Hoekstra is Founder, President & CEO of Applied Photonics, Inc., a leading laser solutions provider for the flat panel display industry.  He has more than 25 years of professional experience including corporate management, strategic planning and business development, as well as extensive technical expertise that includes lasers, optics and electronic materials.  He was previously V.P. of Technology at Accudyne Corporation and Project Scientist on the U.S. Display Consortium (USDC) sponsored laser glass separation project.  He was also Founder and deputy Director of a NASA Commercial Center focused on Electronic and Optical Materials Processing in Space.  Mr. Hoekstra a graduate of the U.S. Air Force Academy and was a pilot with the 64th Flying Training Wing.  He qualified for the manned space flight program in 1988.

“We are delighted to have Michael and Brian join our board,” said J.S. Whang, President and Chief Executive Officer of Amtech.  “They each bring significant experience and distinguished expertise that will add tremendous value to our strategic efforts to grow our business and capitalize on the significant opportunities ahead of us.”

Mr. Garnreiter currently serves on the boards of directors of two publicly traded companies, Knight Transportation Company (Mkt. Cap: $1.72 billion) and Taser International (Mkt. Cap: $522 million).  He graduated from California State University at Long Beach with a Bachelor of Science degree in accounting and business administration.

Mr. Hoekstra received a Bachelors of Science in Physics from the Illinois Institute of Technology – Chicago, Illinois.  He is also a Ph.D. candidate in Electro-Optics at the University of Dayton – Dayton, Ohio.  He is an affiliated member of numerous organizations including the Materials Research Society and the American Physical Society.

About Amtech Systems, Inc.

Amtech Systems, Inc. manufactures capital equipment, including silicon wafer handling automation, thermal semiconductor processing equipment and related consumables used in fabricating semiconductor devices and solar cells. Semiconductors, or semiconductor chips, are fabricated on silicon wafer substrates, sliced from ingots, and are part of the circuitry, or electronic components, of many products including computers, telecommunications devices, automotive products, consumer goods, and industrial automation and control systems. The Company’s semiconductor handling, thermal processing and consumable products currently address the polishing of newly sliced silicon wafers and reclaimed test wafers and the oxidation and deposition steps used in the fabrication of semiconductors, MEMS and solar cells.

Contacts:
Amtech Systems, Inc	MKR Group, Inc.
Bradley C. Anderson	Investor Relations
Chief Financial Officer	Todd Kehrli or Jim Byers
(480) 967-5146	(323) 468-2300
asys@mkr-group.com

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